Exhibit 4.43







                      THE TELEWEST LONG TERM INCENTIVE PLAN

   (as amended by the Board on 2 August 1999 and by the Shareholders on 8 June
                                      2000)















                                 CLIFFORD CHANCE

                                    CONTENTS



Clause                                                                Page



1.       Definitions and interpretation.................................

2.       Allocations....................................................

3.       Issue of shares to Trustees....................................

4.       Transfer of Shares.............................................

5.       Takeover, reconstruction and winding-up........................

6.       Variation of Capital...........................................

7.       Alterations....................................................

8.       Miscellaneous..................................................

SCHEDULE

1.       Definitions and interpretation

(1)      In this Plan, unless the context otherwise requires:-

         "Allocation" means a promise to transfer shares in the Company in accordance with the Rules of the Plan and the term "allocated" shall be construed accordingly;

         "the Allocation Date" in relation to an Allocation means the date on which the Company makes an Allocation;

         "Allocated Shares" means any shares which are comprised in an Allocation under the Plan and have not been transferred, renounced or forfeited in accordance with the Rules of the Plan;

         "the Company" means Telewest Communications plc (registered in England and Wales No. 2983307);

         "Financial Year" means a financial year of the Company within the meaning of section 742 of the Companies Act 1985;

         "the London Stock Exchange" means London Stock Exchange Limited;

         "Participant" means a person who is given an Allocation under the Plan;

         "Participating Company" means the Company or any Subsidiary;

         "the Performance Period" in relation to an Allocation means a period of three years commencing on the first day of the Financial Year in which the Allocation Date falls;

         "the Plan" means the Telewest Long Term Incentive Plan as herein set out but subject to any alterations made under Rule 7 below;

         "the Remuneration Committee" means the remuneration committee of the board of directors of the Company;

         "Subsidiary" means a body corporate which is a subsidiary of the Company within the meaning of section 736 of the Companies Act 1985;

         "the Trustees" means the trustees or trustee for the time being of the TeleWest 1994 Employees' Share Ownership Plan Trust.

(2) Any reference in the Plan to any enactment includes a reference to that enactment as from time to time modified extended or re-enacted.

2.       Allocations

(1) Subject to sub-rules (2) and (5) below, the Company may, with the approval of the Remuneration Committee, make an Allocation to any employee of a Participating Company (including an employee who is also a director), and who is not within the two years immediately preceding the date on which he is bound to retire in accordance with the terms of his contract of employment, upon the terms set out in the Plan and upon such other terms as the Remuneration Committee may specify.

(2)      An Allocation may only be made under the Plan:-

         (a) within the period of 6 weeks beginning with the date on which the Plan is adopted by the Company or the period of 6 weeks beginning with the dealing day next following the date on which the Company announces its annual, half-yearly or quarterly results, or at any other time when the circumstances are considered by the Remuneration Committee to be sufficiently exceptional to justify the grant thereof; and

         (b) within the period of 10 years beginning with the date on which the Plan is established.

(3)      No payment for an Allocation shall be made by a Participant.

(4)      The interest of a Participant in Allocated Shares:-

         (a) shall not, except as provided in Rule 4(4) below, be capable of being transferred by him, and

         (b) shall be forfeited by him forthwith if he is adjudged bankrupt.

(5) The making of any Allocation under the Plan shall be subject to obtaining any approval or consent required under the provisions of the document "The Listing Rules" published by the London Stock Exchange, of the City Code on Take-Overs and Mergers, or of any regulation or enactment and shall be subject to any tier requirements that the Remuneration Committee determine are necessary or desirable to comply with the securities or tax laws being from time to time in force in the United States of America.

(6) Unless the Remuneration Committee decides otherwise, the number of shares which may be allocated to any person in any Financial Year shall not exceed such number as has a market value equal to 100 per cent of his salary.

(7)      For the purposes of sub-rule (6) above:-

         (a) the market value of the shares in respect of which an Allocation is made shall, at a time when the shares in the Company are listed in the London Stock Exchange Daily Official List, be taken to be an amount equal to the average of the closing prices of such shares (as derived from that List) on the five dealing days last preceding the Allocation Date;

         (b) a person's salary shall be taken to be his basic salary (excluding benefits in kind), expressed as an annual rate, payable by the Participating Companies to him as at the beginning of the Financial Year in which the Allocation Date falls or, if he was not then an employee of a Participating Company, as at the Allocation Date.

3.       Issue of shares to Trustees

(1) Subject to sub-rules (3) to (6) below, the Company may, with the approval of the Remuneration Committee:-

         (a) grant to the Trustees an option to subscribe for shares in the Company, or

         (b)      issue shares in the Company to the Trustees.

(2) The price at which shares may be acquired by the Trustees under the Plan shall be determined by the Remuneration Committee before the grant of the option to subscribe therefor or, in the case of shares issued otherwise than in pursuance of an option, before the issue thereof, but, if shares of the same class as those shares are listed in the London Stock Exchange Daily Official List, shall not be less than the middle-market quotation of shares of that class (as derived from that List) on the dealing day last preceding the data of grant of the option or, as the case may be, the date of issue of the shares (provided that in the case of an option granted on 2 August 1999 to the Trustees in respect of Allocations made on 20 March 1998, the price at which shares may be acquired will be 86.3981 pence per share, in respect of Allocations made on 7 August 1998, the price at which shares may be acquired will be 164.5 pence per share, in respect of Allocations made on 29 September 1998, the price at which shares may be acquired will be
         137.9 pence per share, in respect of Allocations made on 20 November 1998, the price at which shares may be acquired will be 127.8 pence per share and in respect of Allocations made on 21 May 1999, the price at which shares may be acquired will be 283.1 pence per share).

(3) No options shall be granted, or shares issued otherwise than pursuant to the exercise of an option, under the Plan in any year which would, at the time of the grant or issue, cause the number of shares in the Company which shall have been or may be issued in pursuance of options granted in the period of 10 calendar years ending with that year, or shall have been issued in that period otherwise than in pursuance of options, under the Plan or under any other executive share scheme adopted by the Company to exceed such number as represents 5 per cent of the ordinary share capital of the Company in issue at that time.

(4) No options shall be granted, or shares issued otherwise than pursuant to the exercise of an option, under the Plan in the period of 3 calendar years beginning with the year 1997 or any successive period of 3 years which would, at the time of the grant or issue, cause the number of shares in the Company which shall have been or may be issued in pursuance of options granted in the 3-year period in question, or shall have been issued in that period otherwise than in pursuance of options, under the Plan or under any other executive share scheme adopted by the Company to exceed such number as represents 3 per cent of the ordinary share capital of the Company in issue at that time.

(5) No options shall be granted, or shares issued otherwise than pursuant to the exercise of an option, under the Plan in the period of 5 calendar years beginning with the year 1997 or any successive period of 5 years which would, at the time of the grant or issue, cause the number of shares in the Company which shall have been or may be issued in pursuance of options granted in that period, or shall have been issued in that period otherwise than in pursuance of options, under the Plan or under any other employees' share scheme adopted by the Company to exceed such number as represents 5 per cent. of the ordinary share capital of the Company in issue at that time.

(6) No options shall be granted, or shares issued otherwise than pursuant to the exercise of an option, under the Plan in any year which would, at the time of the grant or issue, cause the number of shares in the Company which shall have been or may be issued in pursuance of options granted in the period of 10 calendar years ending with that year, or been issued in that period otherwise than in pursuance of options, under the Plan or under any other employees' share scheme adopted by the Company to exceed such number as represents 10 per cent of the ordinary share capital of the Company in issue at that time.

4.       Transfer of Shares

(1) The transfer of any shares under the Plan shall be effected in such form and manner as the Remuneration Committee from time to time prescribe.

(2) Except where Rule 5 below applies, such percentage of the Allocated Shares shall be transferred as the conditions in the Schedule provide ("the Relevant Shares").

(3) Except where sub rules (4), (5) or (6) below or Rule 5 below applies, 50% of the Relevant Shares shall be transferred as soon as reasonably practicable three years after the Allocation Date and the remaining 50% of the Relevant Shares shall be transferred as soon as reasonably practicable four years after the Allocation Date.

(4) If any Participant dies before Allocated Shares are transferred to him and at a time when he is either a director or employee of a Participating Company or entitled to have the Allocated Shares transferred to him by virtue of sub-rule (5) or (6) below, then -

         (a) the Relevant Shares shall be transferred to his personal representatives, but

         (b) if he dies before the end of the Performance Period, the Relevant Shares shall not be transferred before the end of the Performance Period and only such proportion of the Relevant Shares may be transferred as the duration of his employment bears to the whole of the Performance Period (or such other proportion of the Relevant Shares as the Remuneration Committee acting in its discretion decides should be transferred).

(5) If any Participant ceases to be a director or employee of a Participating Company by reason of injury, disability, redundancy (within the meaning of the Employment Rights Act 1996), or retirement on reaching the age at which he is bound to retire in accordance with the terms of his contract of employment, or by reason only that his office or employment is in a company which ceases to be a Participating Company, or relates to a business or part of a business which is transferred to a person who is not a Participating company, then:-

         (a)      the Relevant Shares shall be transferred to him, but

         (b) if he so ceases before the end of the Performance Period, the Relevant Shares shall not be transferred before the end of the Performance Period and only such proportion of the Relevant Shares may be transferred as the duration of his employment bears to the whole of the Performance Period (or such other proportion of the Relevant Shares as the Remuneration Committee acting in its discretion decides should be transferred).

(6) If any Participant ceases to bc a director or employee of a Participating Company otherwise than as mentioned in sub-rule (4) or
         (5) above, no Allocated Shares shall be transferred to him at all unless the Remuneration Committee shall so permit, in which event such number of Relevant Shares may be transferred as permitted by the Remuneration Committee, provided that the number does not exceed such proportion of the Relevant Shares as the duration of his employment bears to the whole of the Performance Period (or such other proportion of the Relevant Shares as the Remuneration Committee acting in its discretion decides should be transferred).

(7) A Participant shall not be treated for the purposes of sub-rules (5) and (6) above as ceasing to be a director or employee of a Participating Company until such time as he is no longer a director or employee of any of the Participating Companies, and a female Participant who ceases to be such a director or employee by reason of pregnancy or confinement and who exercises her right to return to work under the Employment Rights Act 1996 before the Allocated Shares are transferred to her shall be treated for those purposes as not having ceased to be such a director or employee.

(8) The Company shall procure the transfer to a Participant (or a nominee for him) of the number of Allocated Shares to which he is entitled, unless:-

         (a) the Remuneration Committee considers that the transfer thereof would not be lawful in all relevant jurisdictions; or

         (b) in a case where any company is obliged (in any jurisdiction) to account for any tax and/or any social security contributions recoverable from a Participant (together, the "Tax Liability") for which that Participant is liable by virtue of being entitled to the transfer of Allocated Shares, the Company shall not be obliged to procure the transfer of the shares, unless either it or the Participant's employing company has received on or prior to the transfer of the Allocated Shares payment from the Participant of an amount not less than the Tax Liability, or that Participant has entered into arrangements acceptable to the Participants employing company to secure that such a payment is made (whether by authorising the sale of some or all of the shares on his behalf and the payment to the employing company of an amount equal to the Tax Liability out of the proceeds of sale or otherwise).

5.       Takeover, reconstruction and winding-up

(1) If any person obtains control of the Company (within the meaning of section 840 of the Income and Corporation Taxes Act 1988) as a result of making a general offer to acquire shares in the Company, or having obtained such control makes such an offer, or if any person becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of the Companies Act 1985, or if under section 425 of the Companies Act 1985 the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, or if the Company passes a resolution for voluntary winding up, or if an order is made for the compulsory winding up of the Company, the Allocated Shares shall be transferred as soon as practicable thereafter.

(2) For the purposes of sub-rule (1) above, a person shall be deemed to have obtained control of the Company if he and others acting in concert with him have together obtained control of it.

6.       Variation of Capital

(1) In the event of any increase or variation of the share capital of the Company (whenever effected), the Remuneration Committee may adjust the number of Allocated Shares as it considers appropriate.

(2) As soon as reasonably practicable after making any adjustment under sub-rule (1) above, the Company shall give notice in writing thereof to any Participant affected thereby.

7.       Alterations

(1) Subject to sub-rules (2) and (4) below, the Remuneration Committee may at any time alter any of the provisions of the Plan, or the terms of any Allocation made under it, in any respect.

(2) Subject to sub-rule (3) below, no alteration to the advantage of Participants shall be made under sub-rule (1) above to any of Rules 2(1), 2(6), 3(3) to 3(6) inclusive, 4, 5,6(l) and 6(2) without the prior approval by ordinary resolution of the members of the Company in general meeting.

(3) Sub-rule (2) above shall not apply to any minor alteration to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or any Participating Company.

(4) No alteration to the disadvantage of any Participant shall be made under sub-rule (1) above unless:-

         (a) the Company shall have invited every such Participant to give an indication as to whether or not he approves the alteration, and

         (b) the alteration is approved by a majority of those Participants who have given such an indication.

(5) As soon as reasonably practicable after making any alteration under sub-rule (1) above, the Company shall give notice in writing thereof to any Participant affected thereby.

8.       Miscellaneous

(1) The rights and obligations of any individual under the terms of his office or employment with any Participating Company shall not be affected by his participation in the Plan or any right which he may have to participate therein, and an individual who participates therein shall waive any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under any Allocation under the Plan as a result of such termination.

(2) In the event of any dispute or disagreement as to the interpretation of the Plan, or as to any question or right arising from or related to the Plan, the decision of the Remuneration Committee shall be final and binding upon all persons.

(3) The Company and any Subsidiary may provide money to the trustees of any trust or any other person to enable them or him to acquire shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by section 153(4) of the Companies Act 1985 and, where applicable, section 154 of that Act.

(4) Where an Allocation is granted under the Plan to a person who is not chargeable to tax under Case I of Schedule E in respect of the office or employment by virtue of which it is granted to him, the provisions of the Plan shall apply thereto subject to such alterations or additions as the Remuneration Committee shall before the grant thereof have determined having regard to any securities, exchange control or taxation laws or regulations or similar factors which may have application to him or to any Participating Company in relation to the Allocation.

(5) Any notice or other communication under or in connection with the Plan may be given by personal delivery or by sending the same by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of a Participating Company, either to his last known address or to the address of the place of business at which be performs the whole or substantially the whole of the duties of his office or employment, and where a notice or other communication is given by first-class post, it shall be deemed to have been received 48 hours after it was put into the post properly addressed and stamped

(6) The rules of the Plan and the rights and obligations of any person thereunder shall be governed by and construed in accordance with the law of England.

                                    SCHEDULE
PART A

1.       For the purposes of the Schedule:-

         (a) "TSR" means total shareholder return, calculated by Datastream after:-

                  (i) reinvesting dividends (plus associated tax credits) on a company's shares on the day on which the shares went ex-dividend on the London Stock Exchange;

                  (ii) making such adjustments to take account of any increase or variation of the share capital of a company as the Remuneration Committee considers relevant; and

                  (iii) averaging the index of closing share prices and reinvested dividends for the period of three months preceding the Performance Period and averaging the index of closing share prices and reinvested dividends for the final three months of the Performance Period.

         (b) "the FT-SE 100 Index" means the Financial Times - Stock Exchange index of the market values of 100 leading UK equities;

         (c) "the Comparator Companies" means the group of companies set out in Part B of the Schedule (or such other such group of companies as the Board may decide from time to time before an Allocation is made, taking into account any factors considered by the Board to be relevant);

         (d) "the Relevant FT-SE 100 Companies" means the companies which were the constituent companies for the purposes of the FT-SE 100 Index at the commencement of the Performance Period in question and, if it was not such a company, the Company;

         (e) "the Relevant Comparator Companies" means the Company and the Comparator Companies which were listed on the London Stock Exchange at the commencement of the Performance Period in question

         (f) any reference to the Company's position is a reference to what would be its position in a table of the Relevant FT-SE 100 Companies or a table of the Relevant Comparator Companies arranged in descending order according to the TSR of each of them for the Performance Period.

         (g) in the event that one of the Relevant FT-SE 100 Companies or one of the Relevant Comparator Companies is taken over, the TSR of that company shall be calculated up to the date of change of control (within the meaning of section 840 of the Income and Corporation Taxes Act 1988) of that company on the basis that:-

                  (i) if the takeover is on terms that an offer wholly or partly in cash is made to shareholders, that cash is assumed to have been reinvested in the FT-SE 100 Index for the balance of the Performance Period;

                  (ii) if the takeover is on terms that it is compulsory for part or all of the offer to be satisfied in the form of shares, those shares are assumed to be held until the end of the Performance Period,

         (h) in the event of a demerger of one of the Relevant FT-SE 100 Companies or one of the Relevant Comparator Companies into two or more companies quoted on a recognised stock exchange (within the meaning of that term as set out in section 841 of the Income and Corporation Taxes Act 1988), the TSR of the relevant company will be calculated by aggregating the total shareholder return of the demerged company or companies and the company from which it or they demerged for the part of the Performance Period following the demerger becoming effective.

2. If one of the events specified in Rule 5(1) occurs, for the purposes of the calculation of TSR the middle-market quotation of the Relevant FT-SE 100 Companies or the Relevant Comparator Companies on such date shall be taken as the final share price of such companies (and the final share price shall not be averaged) and the final share price of the Company shall be taken as the most valuable option offered to shareholders in the Company as at the date of such event.

3. The percentage of the Allocated Shares to be transferred, when TSR is measured against the Relevant FT-SE 100 Companies, is as follows:-

         (a) 50% of the Allocated Shares if the Company is in the 25th (or a higher) position;

         (b) 12 1/2% of the Allocated Shares if the Company is in the 50th position;

         (c) 0% of the Allocated Shares if the Company is in the 51st (or a lower) position;

and pro rata for positions between those specified at (a) and (b) above.

4. The percentage of the Allocated Shares to be transferred, when TSR is measured against the Relevant Comparator Companies, is as follows:-

         (a) 50% of the Allocated Shares if the Company has an upper quartile position;

         (b) 12 1/2% of the Allocated Shares if the Company is at the median position (or if there is no median position, the position immediately above the median position);

         (c) 0% of the Allocated Shares if the Company is below the median position;

and pro rata for positions between those specified at (a) and (b) above.

5. The Remuneration Committee may make such adjustments to the method of calculating TSR or any other feature of the Schedule as it considers appropriate to ensure that the condition in the Schedule achieves its original purpose.

PART B

List of Comparator Companies as approved by the Remuneration Committee on 8 February 2000 applying to Performance Periods commencing 2000 and allocations made during 2000 and onwards

British Sky Broadcasting Group plc

British Telecommunications plc

Cable and Wireless plc

Carlton Communications plc

Colt Telecom Group plc

Energis plc

Granada Group plc

NTL Incorporated

Pearson plc

Vodafone Airtouch plc